Exhibit 10.1

SECOND AMENDMENT TO

EMPLOYMENT AGREEMENT

This Second Amendment to Employment Agreement (this “Amendment”) is entered into effective as of July 26, 2010, by and between John S. Fischer (the “Executive”) and Local Insight Media Holdings, Inc., a Delaware corporation (the “Company”, which term includes any subsidiary, affiliate or successor of Local Insight Media Holdings, Inc. that may employ Executive from time to time).

RECITALS

WHEREAS, effective as of January 2, 2007, Local Insight Media, L.P. (“LIM LP”), as successor to Local Insight Media, LLC, and the Executive entered into an Employment Agreement (such Employment Agreement, as amended to date, being referred to herein as the “Agreement”);

WHEREAS, effective as of December 31, 2008, LIM LP assigned its rights and obligations under the Agreement to the Company, and the Company assumed such rights and obligations; and

WHEREAS, the Company and the Executive wish to amend the Agreement as hereinafter set forth, including to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the treasury regulations and other official guidance promulgated thereunder (“Section 409A”), in accordance with the provisions of Section 11.6 of the Agreement.

NOW, THEREFORE, in consideration of the foregoing, of the mutual premises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. The second sentence of Section 3.2 of the Agreement is hereby amended to read in its entirety as follows:

If: (i) the Company achieves certain threshold targets (as established by the Compensation Committee in its discretion in accordance with the terms of the Executive Bonus Plan) for the applicable fiscal year, the Executive’s Annual Bonus shall be one hundred percent (100%) of his Annual Base Salary and (ii) the Company achieves certain projected “stretch” targets (as established by the Compensation Committee in its discretion in accordance with the terms of the Executive Bonus Plan) for the applicable fiscal year, the Executive’s Annual Bonus shall be up to one hundred fifty percent (150%) of his Annual Base Salary.

2. Article V of the Agreement is hereby amended to read in its entirety as follows:

ARTICLE V.

SEVERANCE PAYMENTS

5.1 Termination Without Cause, Resignation for Good Reason or Non-Extension of the Term by the Company. If the Executive’s employment shall terminate without Cause pursuant to Section 4.1(d), for Good Reason pursuant to Section 4.1(e) or by reason of the Company’s non-extension of the Term pursuant to Section 4.1(g), the Company shall pay the following to the Executive, provided the Executive has executed and delivered a general waiver and release of claims agreement in the Company’s customary form (the “Release”), and such Release is no longer subject to revocation, if applicable, within sixty (60) days following the Date of Termination:

(a) A lump sum payment equal to one (1) times the Executive’s base salary, payable following the effective date of the Release; provided that to the extent that the payment of such amount constitutes “nonqualified deferred compensation” for purposes of Section 409A, any such payment shall be made on the sixtieth (60th) day following the Date of Termination;

(b) A lump sum equal to: (i) the monthly COBRA premium rate for continued coverage for the Executive and his eligible dependents under all Company group health benefit plans in which the Executive and any dependents were entitled to participate immediately prior to the Date of Termination, subject to any cost-sharing or similar provisions in effect thereunder as of the Date of Termination, multiplied by (ii) the number of months from the Date of Termination to the earlier of (x) the twelve (12)-month anniversary of the Date of Termination or (y) the first date that the Executive violates any covenant contained in Sections 6, 7 or 8, payable following the effective date of the Release; provided that to the extent that the payment of such amount constitutes “nonqualified deferred compensation” for purposes of Section 409A, any such payment shall be made on the sixtieth (60th) day following the Date of Termination; and

(c) A prorated amount of the Executive’s Annual Bonus, based on the Company’s year-to-date performance through the Date of Termination in relation to the performance targets set forth in the Executive Bonus Plan (such amount to be determined in good faith by the Compensation Committee), payable in the calendar year following the year in which the Date of Termination occurs, and in no event later than April 30th of such year.

3. Section 11.14 of the Agreement is hereby amended to read in its entirety as follows:

11.14 Section 409A.

(a) The intent of the parties is that payments and benefits under this Agreement comply with Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable pursuant to this Agreement may be subject to Section 409A, the Company may adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to: (i) exempt such payments from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to such payments or (ii) comply with the requirements of Section 409A and thereby avoid the application of penalty taxes under Section 409A.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(c) Notwithstanding any other payment schedule provided herein to the contrary, if the Executive is deemed on the Date of Termination to be a “specified employee” within the meaning of Section 409A, then, with regard to any payment that is considered “deferred compensation” under Section 409A payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (x) the expiration of the six (6)-month period measured from the date of such Executives’ “separation from service” and (y) the date of the Executive’s death (the “Delay Period”) to the extent required under Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to the Executive in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(d) All expenses or other reimbursements under this Agreement shall be made promptly and in any event on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive (provided that if any such reimbursements constitute taxable income to the Executive, such reimbursements shall be paid no later than March 15th of the calendar year following the calendar year in which the expenses to be reimbursed were incurred). No such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year and the Executive’s right to reimbursement shall not be subject to liquidation in exchange for any other benefit.

(e) In no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Section 409A be offset by any other payment pursuant to this Agreement or otherwise.

4. This Amendment shall enter into effect as of the date first set forth above. Except as specifically modified herein, the Agreement shall remain in full force and effect in accordance with all of the terms and conditions thereof.

5. This Amendment may be executed in counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart. Delivery of an executed signature page of this Amendment by facsimile transmission or electronic photocopy (i.e., a “pdf”) shall be effective as delivery of a manually executed counterpart hereof.

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IN WITNESS WHEREOF, the Company and the Executive have executed this Amendment as of the date first written above.

LOCAL INSIGHT MEDIA HOLDINGS, INC.

By:	/s/ SCOTT A. POMEROY
Scott A. Pomeroy
President and Chief Executive Officer

EXECUTIVE

By:	/s/ JOHN S. FISCHER
John S. Fischer